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                                                                Exhibit 10(e)

            AMENDMENT TO THE EXECUTIVE SALARY CONTINUATION AGREEMENT
                             DATED DECEMBER 7, 1994
                 BETWEEN UNITY SAVINGS BANK AND GEORGE L. KNOX

EXCERPT FROM SEPTEMBER 18, 1995 BOARD OF DIRECTORS MEETING OF UNITY SAVINGS
BANK:

It was moved by Emmett Conway, Jr. and seconded by G. Richard Brown that the following amendments be made to the EXECUTIVE SALARY CONTINUATION AGREEMENT dated December 7, 1994 between Unity Savings Bank and George L. Knox:

V.       DEATH BENEFIT PRIOR TO RETIREMENT
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         In the event the Executive should while actively employed by the Bank at any time after the date of this Agreement but prior to this attaining the age of seventy (70) years (or such later date as may be agreed upon), the Bank will pay a benefit equal to the balance in the accrued liability retirement account in a lump sum to such individual or individuals as the Executive may have designated in writing and filed with the Bank. In the absence of any effective designation of beneficiary any such amount becoming due and payable upon the death of the Executive shall be payable to the duly qualified executor or administrator of his estate provided, however that anything hereinabove to the contrary notwithstanding, no death benefit shall be payable hereunder if it is determined that the Executive's death was caused by suicide on or before June 9, 1996.

VI.      BENEFIT ACCOUNTING
         ------------------

         The Bank shall account for this benefit using the regulatory accounting principles of the Bank's primary federal regulator. The Bank shall establish an accrued liability retirement account for the Executive into which appropriate reserves shall be accrued in the amount determined by the Bank's certified public accounting firm.

VII.     VESTING
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         The Executive's interest in the benefits shall not vest until the
Retirement Date (Paragraph III). On the Retirement Date, the Executive shall become one hundred percent (100%) vested in the benefits under this Agreement.

VIII.    OTHER TERMINATION OF EMPLOYMENT
         -------------------------------

         In the event that the employment of the Executive shall terminate prior to retirement from active employment, as provided in Paragraph III, by his voluntary action, or by his discharge by the Bank, the Bank shall pay to the Executive as severance compensation an amount of money equal to the accrued balance of the Executive's liability reserve account. This severance compensation shall be paid in one hundred eighty (180) equal monthly installments with interest equal to the one year treasury bill as the date of termination.


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         In the event the Executive's death should occur after such severance but prior to the completion of the monthly payment provided for in the Paragraph VIII, the remaining installments shall be paid to such individual or individuals as the Executive may have designated in writing, and filed with the Bank. In the absence of any effective designation of beneficiary any such amounts shall be payable to the duly qualified executor or administrator of his estate.

         VOTE: Adelmann-yes, Brown-yes, Conway-yes, Cotner-yes, D. Bruce Knox-yes, George L. Knox-abstained, Simmons-yes."

         I acknowledge and accept this amendment to the Executive Salary Continuation Agreement originally adopted by the Board of Unity Savings Bank on December 7, 1994.



/s/ George L. Knox                     September 19, 1995
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George L. Knox                         Date



/s Sharon Baltz                        /s/ Paula L. Henderson
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Witness                                Witness




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